ACE*COMM PROMOTES JIM GREENWELL
TO CHIEF EXECUTIVE OFFICER

• Paul Casner Elected Lead Director

• George Jimenez to Serve as Executive Chairman

•	$3 Million Budget Reduction Announced

Gaithersburg, Maryland – May 3, 2007 – The Board of Directors of ACE*COMM Corporation (NASDAQ:ACEC) today elected the corporation’s president, Jim Greenwell, to the additional position of chief executive officer. Mr. Greenwell succeeds CEO George Jimenez, who will continue to serve in the position of Executive Chairman of the Board. Mr. Greenwell was also elected a director of ACE*COMM, while Paul Casner, an existing director, was designated as Lead Director.

Mr. Jimenez commented, “We believe this strong leadership and governance structure will better enable us to realize our goal of expanding into the mobile value-added services sector of the telecom market so that ACE*COMM can take full advantage of the fast-growing opportunities for innovative offerings like our flagship Parent Patrol™ product, and other mobile applications that are currently of interest in the mobile content and network transaction sectors. At the same time, this team will ensure we perform more efficiently in delivering our traditional operations support system (OSS) products to customers.

“Since joining ACE*COMM last November, Jim has been instrumental in improving our operations, solidifying our team and positioning us for the future. The other directors and I look forward to working with Jim in his expanded role.”

Mr. Casner added, “My role will be to promote the effective coordination of the Board, ensure strong independent oversight of the corporation’s performance, and serve as primary liaison between the directors and the chairman and CEO. The directors are committed to realizing ACE*COMM’s full potential, have confidence in the leadership team and will be actively involved in developing the company’s new direction.
Mr. Greenwell added, “My enthusiasm for ACE*COMM and its compelling products and skilled employees increases every day. Together with George, Paul, our other directors and our talented team of employees, we will grow the business through our focus on providing each of our customers with services and products that add strategic value.”

ACE*COMM also announced it has completed a reorganization and force reduction to achieve profitable performance in its OSS business and to focus its resources on expanding its value-added services business and flagship Parent Patrol™ product. An overall reduction in budgeted expenses of more than $3.0 million was achieved by a combination of cuts in staff and fixed expenses, consistent with the new company direction.

The corporation also announced the departure of Chris Couch, formerly Chief Marketing Officer, to pursue other professional interests.

As part of the reorganization, Jonjie Sena was promoted to Vice President of Marketing for Value-Added Services. Mr. Sena, who has been with ACE*COMM since 1993, most recently as Product Manager for the company’s service delivery platform and value-added service products, will be responsible for all aspects of marketing, development and deployment of ACE*COMM’s service delivery solutions to mobile service providers.

ACECOMM will review its strategy to transform its business and focus on value-added services and advanced OSS business opportunities with investors during its next quarterly conference call, to be held on May 15, 2007. Details regarding the call will be announced shortly.

About ACE*COMM
ACE*COMM is a global provider of value-added services, mobile content delivery applications and advanced operations support systems (OSS) solutions for telecommunications service providers and enterprises. ACE*COMM’s solutions are applicable to a range of legacy through next-generation networks that include wired, wireless, voice, data, multimedia, and Internet communications networks. These solutions provide the software applications that enable new carrier services offerings and the analytical tools required to extract knowledge from operating networks—knowledge customers use for cost reduction, improved operational efficiency, acceleration of time-to-market for new services, and more effective customer care.

For over 20 years, ACE*COMM technology has been effectively deployed for more than 300 customers, spanning over 4000 installations in 70 countries worldwide. ACE*COMM-installed products are currently enabling the success of customers and partners such as Alcatel-Lucent, AT&T, Cisco, General Dynamics, IBM, Level 3 Communications, Marconi, Motorola, Northrop Grumman, and Siemens. Headquartered in the Washington, DC area, ACE*COMM has corporate offices in Australia, Canada and the UK. ACE*COMM is an ISO 9001 compliant company. For more information, visit www.acecomm.com.

ACE*COMM, NetPlus, the ACE*COMM logo, and N*VISION are registered trademarks, and Convergent Mediation and Parent Patrol are trademarks of ACE*COMM Corporation.

Except for historical information, the matters discussed in this news release include forward-looking statements that are subject to certain risks and uncertainties that could cause the actual results to differ materially from those projected, including, but not limited to: the failure of anticipated demand to materialize, delays or cancellations of orders due to various factors, including business and economic conditions in the U.S. and foreign countries; industry-wide slowdowns, any limitations on customers’ financial resources, the continued convergence of voice and data networks, the continuing success of the Company’s strategic alliances for product development and marketing, customer purchasing and budgetary patterns or lack thereof; pricing pressures and the impact of competitive products; the timely development and acceptance of new products; the Company’s ability to adequately support its operations, and other risks detailed from time to time in the Company’s Report on Form 10-Q and other reports filed with the Securities Exchange Commission.

Contact:
ACE*COMM
Media Relations:
media@acecomm.com
or
Investor Relations:
Lippert/Heilshorn & Associates
Jody Burfening / Harriet Fried, 212-838-3777
hfried@lhai.com